[SNOW BECKER KRAUSS P.C. LETTERHEAD]

                                                                    EXHIBIT 99.1

                                                          January 14, 2003

AmeriFirst Fund I, LLC
1712-H Osborne Road
St. Marys, GA 31558

                      Re: AmeriFirst Fund I, LLC
                          Registration Statement on Form S-1 File No. 333-98651

Gentlemen:

      We have acted as special counsel to AmeriFirst Fund, I, LLC a Florida limited liability company (the "Fund") and AmeriFirst Capital Corp., a Florida corporation which will be the lead underwriter of the offering of up to One Hundred Million Dollars ($100,000,000) aggregate amount of units evidencing fractional pro rata beneficial interests in the Fund. Capitalized terms not otherwise defined herein have the meanings specified in the Underwriting Agreement.

      In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including (a) the Certificate of Formation of the Fund and the Certificate of Incorporation of the lead underwriter and the resolutions of the Board of Managers of the Fund and the Board of Directors of the lead underwriter, (b) a form of Life Settlement Purchase Agreement to be entered into between the Fund and AmeriFirst Funding Group, Inc. (the "Life Settlement Purchase Agreement"), (c) the Operating Agreement of the Fund, (d) the Registration Statement (the "Registration Statement") on Form S-1 filed with the Securities and Exchange Commission ("Commission") for registration of the Units under the Securities Act of 1933, as amended (the "Securities Act"); and
(e) the related Prospectus to be filed with the Commission as a part of the Registration Statement ("Prospectus").

      In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the original of such copies. We have also assumed the correctness and completeness of the statements made in the documents submitted to us.

      Our opinion is based upon the laws and documents examined as they exist as of the date of this opinion and any modification, repeal, amendment, or authoritative interpretation of the laws or modification or amendment to the documents occurring subsequent to the date of this opinion may cause our opinion to vary from that set forth below.

      Based upon such examination, and relying solely upon the foregoing, subject to the assumptions, exceptions, comments, and qualifications herein expressed, we are of the opinion that:

            The Issuance and sale of the Units in the manner contemplated by the Registration Statement and the purchase by the Fund of life insurance polices which are not securities, will not cause the Fund to be required to be registered under the Investment Company Act of 1940.

            We hereby undertake to update this opinion, as necessary, during the course of the offering period.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the summarization of this opinion in the Prospectus.

            We are attorneys admitted to the Bar in the State of New York, and we express no opinion as to the law of any jurisdiction, other than the corporate law of the State of New York and federal law.

                           Very truly yours,


                           /s/ Snow Becker Krauss P.C.

                           SNOW BECKER KRAUSS P.C.